Exhibit 10.10

Description of Deferred Compensation Arrangement
between Edward J. Faneuil and
Global GP LLC on behalf of Global Partners LP

•       Deferred compensation arrangement to be memorialized by a written agreement between Global GP LLC on behalf of Global Partners LP and Edward J. Faneuil, Executive Vice President, General Counsel and Secretary of Global Partners LP.

•       Fully vested, nonforfeitable benefit in the amount of $70,000 per annum, payable in equal monthly installments over a period of 15 years to Mr. Faneuil or, in the event of his death, to his designated beneficiary.

•       Benefits commence and are paid on the first business day of each calendar month following the later of (1) termination of employment (for any reason) or (2) July 31, 2014.

•       Agreement is unfunded and payable from the general assets of Global Partners LP (or any successor).

•       Agreement can only be amended with the mutual agreement of Mr. Faneuil and Global Partners LP.